Ex 23(j)

CONSENT OF INDEPENDENT AUDITORS

Seligman Investment Grade Fixed Income Fund, Inc.:

We consent to the use in Post-Effective Amendment No. 3 to Registration Statement No. 333-63546 on Form N-1A of our report dated November 8, 2002, appearing in the September 30, 2002 Annual Report to Shareholders, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "General Information - Independent Auditors" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


DELOITTE & TOUCHE LLP

New York, New York
January 24, 2003